Exhibit 99.1

                              Shadow Marketing Inc.
                             17365 S.W. 13th Street
                         Pembroke Pines, Florida, 33029
                             Telephone: 954-562-3017

                                  News Release

September 14, 2009                                    Trading Symbol: SDWM:OTCBB

                              SHADOW MARKETING INC.
                          EXECUTES LICENSING AGREEMENT

Shadow Marketing Inc. (OTCBB: SDWM) announces that it has entered into an agreement with Packetera Communications Inc., a private Canadian company, whereby it will acquire the exclusive worldwide 75 year license to use, sell, market, distribute and/or sublicense various products and services owned by Packetera, including an application programming interface for voice-over-Internet protocol ("VOIP"), callback web-to-voice applications, session initiation protocol-Softphone products, virtual calling card products and social VOIP solutions, Internet protocol devices, hosted network platforms and VOIP engineering consulting services. Shadow will also acquire Packetera's interest in existing agreements to supply such products and services. The license will also cover any future telecommunications products and services that Packetera develops.

In consideration of Packetera granting the license and assigning the existing agreements to Shadow, it will deliver to Packetera at closing, a certificate representing 30,600,000 post forward-split common shares in the capital of Shadow. The agreement requires that Shadow complete a forward split of its common stock such that 8.5 new shares of common stock will be issued for each currently issued share of common stock that is currently outstanding. As well, the 4,000,000 pre-split shares of common stock that the Company's directors currently hold must be returned to treasury prior to closing. Accordingly, 59,882,500 shares of the Company's common stock would be issued and outstanding immediately following the transaction. Packetera will also appoint two of its nominees as directors and officers at closing in place of existing directors and officers.

Shadow will hold the license and Packetera's existing agreements through a wholly owned subsidiary that it shall incorporate prior to closing.

ON BEHALF OF THE BOARD OF
SHADOW MARKETING INC.

Christopher Paterson, Director and Secretary

Safe harbor for Forward-Looking Statements: Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which Shadow Marketing Inc. has little or no control.